Exhibit 99.1

Cloudera Completes Agreement To Become a Private Company

SANTA CLARA, Calif., October 8, 2021—Cloudera, the enterprise data cloud company, today announced the successful completion of its previously announced agreement to be acquired by affiliates of Clayton, Dubilier & Rice (“CD&R”) and KKR in an all cash transaction valued at approximately $5.3 billion. Cloudera common stock has ceased trading and is no longer listed on the New York Stock Exchange.

Cloudera delivers a hybrid cloud platform that enables enterprises to access and analyze data across public and private clouds as well as on premises to deliver flexibility, performance, speed and control. Cloudera will continue to be led by CEO Rob Bearden.

“Today marks an exciting new chapter in our company’s future,” said Rob Bearden. “As a private company, we will have the agility and resources to meet the needs of businesses today in a hybrid world. With the capital support and expertise of CD&R and KKR, we will be focusing on accelerating our product innovation, cloud transformation and customer growth.”

About Cloudera

At Cloudera, we believe that data can make what is impossible today, possible tomorrow. We empower people to transform complex data into clear and actionable insights. Cloudera delivers an enterprise data cloud for any data, anywhere, from the Edge to AI. Powered by the relentless innovation of the open source community, Cloudera advances digital transformation for the world’s largest enterprises. Learn more at Cloudera.com.

Cloudera and associated marks are trademarks or registered trademarks of Cloudera, Inc. All other company and product names may be trademarks of their respective owners.

About Clayton, Dubilier & Rice

CD&R is a private investment firm with a strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of more than $35 billion in over 100 companies with an aggregate transaction value of more than $150 billion. The firm has offices in New York and London. For more information, please visit www.cdr-inc.com.

About KKR

KKR is a leading global investment firm that offers alternative asset management and capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of The Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.